Exhibit 99.(h)(15)

AMENDMENT TO THE

FUND SUB-ADMINISTRATION SERVICING AGREEMENT

THIS AMENDMENT dated as of December 30, 2010, to the Fund Sub-Administration Servicing Agreement, dated as of October 5, 2006, as previously amended (the “Agreement”), is entered into by and between MAIRS AND POWER GROWTH FUND, INC., and MAIRS AND POWER BALANCED FUND, INC., both Minnesota corporations (collectively the “Companies”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

RECITALS

WHEREAS, the parties have entered into a Fund Sub-Administration Servicing Agreement; and

WHEREAS, the parties desire to amend the fees of the Agreement; and

WHEREAS, Section 10 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit B, the fee schedule of the Agreement, is hereby superseded and replaced with Amended Exhibit B attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MAIRS AND POWER GROWTH FUND, INC.		U.S. BANCORP FUND SERVICES, LLC

By:	/s/Jon A. Theobald	By: Michael R. McVoy

Name: Jon A. Theobald		Name: Michael R. McVoy

Title: Secretary		Title: Executive Vice President

MAIRS AND POWER BALANCED FUND, INC.

By:	/s/Jon A. Theobald

Name: Jon A. Theobald

Title: Secretary

Amended Exhibit B to the Fund Sub-Administration Agreement

Mairs and Power Fee Schedule effective January, 2011

Advisor Information Source Web Portal

•      $150/month per fund for the first 12 months; then $250/month per fund after 12 months

•      Report customization and report creation will be an additional charge per hour

Performance Reporting Services (1)

(Pre-Tax and Post-Tax)

$300 per CUSIP per month

Financial Reporting Services and Expense Analysis and Processing Expense Payments (1)

•                  .0075%     (3/4 basis point) on the first $1.25 billion of fund group assets

•                  .00625% (5/8 basis point) on the next $1 billion of fund group assets

•                  .005%    (1/2 basis point) on the remaining assets

SEC Filing Services (EDGAR filings) (1)

•                  $17 per page

Plus Out-Of-Pocket Expenses — Including but not limited to postage, stationery, programming, special reports, EDGAR filing, records retention and retrieval, federal and state regulatory filing fees, certain insurance premiums, expenses from board of directors meetings, legal expenses, shipping, storage and conversion, and any other out-of-pocket expenses.

Legal Fund Administration Services

•                  XBRL Services for Prospectus Risk/Return Sections - $900/fund/year

(1) Subject to Annual CPI increase, Milwaukee, WI.